Exhibit 10.4

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS -- U.S. SECTION 16 OFFICER

1.
Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in Executive’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Executive’s Award Notice, related to shares of Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.
Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to Executive following the Restriction Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.
Subject to other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, all restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive. Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares in Executive’s discretion. The three-year period in which the Units may be forfeited by the Executive is defined as the “Restriction Period.”

Notwithstanding the foregoing provisions in this paragraph 3, Executive will forfeit all rights to the Units unless Executive accepts these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12510 E. Belford Avenue, M21B3, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, Executive must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause the Units to be forfeited and cancelled by the Company without any payment to Executive.
Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Subject to paragraph 18 of this Agreement, any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or Executive’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.
Subject to the last sentence of this paragraph 4, Executive may elect to satisfy Executive’s obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the issuance and transfer of the Shares by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (1)-(5) for any employee who is not an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Executive acknowledges that the ultimate liability for all Required Tax Payments legally due by Executive is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company and/or Executive’s employer. Executive further acknowledges that the Company and/or Executive’s employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, and the subsequent sale of any Shares acquired at vesting; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Executive’s tax liability.
To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates. If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Executive is deemed to have been issued the full number of Shares due to Executive at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Executive’s participation in the Plan. Finally, Executive shall pay to the Company or Executive’s employer any amount of Required Tax Payments that the Company or Executive’s employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to issue Shares to Executive if Executive fails to comply with his obligations in connection with the Required Tax Payments as described herein.

5.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.	Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the

Restriction Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.
Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate is terminated involuntarily and without Cause on or after the first anniversary of the Grant Date, subject to Executive’s timely execution of an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company. If Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause before the first anniversary of the Grant Date (other than on account of death or Disability), and paragraph 9 does not apply, Executive shall not be entitled to a prorated award.

If Executive dies or incurs a Disability during a period of continuous employment with the Company or a Subsidiary or Affiliate during the Restriction Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units. If Executive’s employment with the Company or a Subsidiary or Affiliate is terminated by reason of Retirement, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of then-restricted Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company.

8.
During the Restriction Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares. Executive shall not be entitled to receive dividend equivalents in connection with this award.

9.
If Executive’s employment is terminated by the Company, a Subsidiary or an Affiliate involuntarily and without Cause (or otherwise terminates for an eligible reason according to the terms of the Company severance policy applicable to Executive as of the effective date of a Change in Control (if any)) during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of any severance policy applicable to Executive as of the effective date of the Change in Control, any remaining restrictions applicable to the Units shall immediately lapse effective on the date of Executive’s termination.

10.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.	This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Executive in future years.

13.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Executive’s participation in the Plan, or Executive’s acquisition or sale of the Shares underlying the Units. Executive is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.
The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Douglas County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

15.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

16.
Notwithstanding any other provision of the Plan or this Agreement, except as otherwise provided in the case of Executive’s termination of employment due to death, Disability, and except to the extent paragraph 9 applies, in order for the restrictions on the Units to lapse the Company must achieve as a Performance Measure not less than $1,500,000,000 of combined consolidated operating income for the period beginning January 1, 2017 and ending December 31, 2019, as determined by the Committee from the Corporation’s annual financial statements.

17.
Notwithstanding anything in the Agreement to the contrary, this award, and any related payments, are subject to the provisions of (i) the Company’s Clawback Policy, as in effect on the Grant Date and as may be modified to comply with applicable law, rules, regulations or governmental orders or judgments, and (ii) any clawback, repayment or recapture policy implemented or adopted by the Company after the Grant Date to comply with applicable law, rules, regulations or governmental orders or judgments.

18.	To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. In addition, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Executive’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years.

I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the undersigned as of the date of this Agreement:
Signature:_________________________	Printed Name: ______________________
Date: ____________________